Exhibit 99.1

Boise Inc. 1111 West Jefferson Street Ste 200 PO Box 990050 Boise, ID 83799-0050 T 208 384 7000 F 208 384 7945

News Release	For Immediate Release: January 13, 2011

Media Contact	Investor Relations Contact
Virginia Aulin	Jason Bowman
Office 208 384 7837	Office 208 384 7456

Boise Inc. announces new vice president and controller

BOISE, Idaho – Boise Inc. (NYSE: BZ) announced today that the Board of Directors elected Bernadette Madarieta as vice president and controller for Boise Inc., effective February 1, 2011.

Bernadette became Boise Cascade, LLC’s vice president and controller in February 2008. From October 2004 to January 2008, she served as director of financial reporting. From 2002 to October 2004, she served as supervisor of external financial reporting for Boise Cascade Corporation. Prior to joining Boise Cascade Corporation, Bernadette was an assurance and business advisory manager at KPMG and Arthur Andersen, where she was responsible for planning and supervising audit engagements for corporations and privately held companies.

Bernadette received a B.B.A. in accounting from Boise State University, where she was a top 10 scholar, and is a certified public accountant.

“We are very pleased that Bernadette is joining Boise Inc.,” said Sam Cotterell, senior vice president and chief financial officer for Boise Inc. “She knows our company and industry well and is a proven leader in the areas of accounting and control.”

About Boise Inc.

Headquartered in Boise, Idaho, Boise Inc. (NYSE: BZ) manufactures packaging products and papers including corrugated containers, containerboard, label and release and flexible packaging papers, imaging papers for the office and home, printing and converting papers, newsprint, and market pulp. Our employees are committed to delivering excellent value while managing our businesses to sustain environmental resources for future generations. Visit our website at www.BoiseInc.com.